                                                                    Exhibit 12.1


Banknorth Group, Inc.
Computation of Earnings to Fixed Charges
($ in 000's)


                                                                                           Year ended December 31,
                                                                       ----------------------------------------------------------
                                                                         2001          2000        1999        1998        1997
                                                                       --------    ----------    --------    --------    --------
EARNINGS:
Earnings before income taxes and extraordinary items                   $369,184    $  288,527    $294,307    $214,822    $223,676
Fixed charges excluding interest on deposits                            226,483       321,435     245,430     166,877     132,882
                                                                       --------    ----------    --------    --------    --------
Earnings including fixed charges but excluding interest on deposits     595,667       609,962     539,737     381,699     356,558
Interest on deposits                                                    363,974       411,250     373,256     405,416     370,921
                                                                       --------    ----------    --------    --------    --------
Earnings including fixed charges and interest on deposits              $959,641    $1,021,212    $912,993    $787,115    $727,479
                                                                       ========    ==========    ========    ========    ========

FIXED CHARGES:
Interest expense, excluding interest on deposits                       $219,851    $  315,413    $239,868    $162,444    $129,215
Interest within rent expense (1/3 rent expense)                           6,632         6,022       5,562       4,433       3,667
                                                                       --------    ----------    --------    --------    --------
Fixed charges excluding interest on deposits                            226,483       321,435     245,430     166,877     132,882
Interest on deposits                                                    363,974       411,250     373,256     405,416     370,921
                                                                       --------    ----------    --------    --------    --------
Fixed charges including interest on deposits                           $590,457    $  732,685    $618,686    $572,293    $503,803
                                                                       ========    ==========    ========    ========    ========

RATIO OF EARNINGS TO FIXED CHARGES:

Excluding interest expense on deposits                                    2.63x         1.90x       2.20x       2.29x       2.68x
Including interest expense on deposits                                    1.63x         1.39x       1.48x       1.38x       1.44x
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